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Exhibit 99.1

Investor Relations (303) 691-4350 Investor@aimco.com Jennifer Martin Vice President—Investor Relations (303) 691-4440

APARTMENT INVESTMENT AND MANAGEMENT COMPANY
ANNOUNCES HURRICANE FRANCES IMPACT

        DENVER, COLORADO, September 10, 2004

        Apartment Investment and Management Company ("Aimco") (NYSE:AIV) announced today that it has a preliminary assessment of damage caused by Hurricane Frances, which affected at least 70 Aimco apartment properties in Florida and one in North Carolina. No residents or employees were injured in the storm.

        The damage was caused by strong winds and water intrusion from heavy rains. The cost of repair at 53 of the 71 affected properties was less than the deductible for third party insurance coverage.

        Aimco's share of the casualty expenses (net of any third party insurance coverage) from Hurricane Frances is expected to range between $4.6 million and $5.2 million, or $0.05 per share in Funds From Operations ("FFO"). Accordingly, Aimco expects its third quarter 2004 FFO per share results to be $0.05 lower than previously expected as a result of Hurricane Frances. This amount is in addition to the previously announced (September 1, 2004) $0.02 per share FFO impact from Hurricane Charley and Tropical Storm Gaston.

        This release contains forward-looking information, including statements regarding future results. These statements are subject to certain risks and uncertainties, and actual results may differ materially from projections. Actual results may be affected by a variety of factors, which are described in Aimco's filings with the Securities and Exchange Commission, including Aimco's Annual report on Form 10-K, and Aimco's Second Quarter 2004 Earnings Release (page 10). These forward-looking statements reflect management's judgment as of this date, and Aimco assumes no obligation to revise or update them to reflect future events or circumstances.

        Aimco is a real estate investment trust headquartered in Denver, Colorado owning and operating a geographically diversified portfolio of apartment communities through 21 regional operating centers. Aimco, through its subsidiaries, operates approximately 1,600 properties, including approximately 280,000 apartment units, and serves approximately one million residents each year. Aimco's properties are located in 47 states, the District of Columbia and Puerto Rico. Aimco common shares are included in the S&P 500.

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APARTMENT INVESTMENT AND MANAGEMENT COMPANY ANNOUNCES HURRICANE FRANCES IMPACT